Quality Food Centers, Inc.
                           Deferred Compensation Plan

I.   PURPOSE

     The purpose of this Deferred Compensation Plan is to permit a select group of management or highly compensated employees of Qualified Food Centers, Inc. and its subsidiaries to defer income which would otherwise become payable to them.

II.  DEFINITIONS AND CERTAIN PROVISIONS

     2.1 "Agreement" means the Plan Agreement(s) executed between a Participant and the Company, whereby a Participant agrees to defer a portion of his Salary or Bonus, or both, pursuant to the provisions of the Plan, and the Company agrees to make benefit payments in accordance with the provisions of the Plan. In the event the terms of the Agreement conflict with the terms of the Plan, the terms of the Plan shall be controlling.

     2.2 "Beneficiary" means the person or persons who under this Plan becomes entitled to receive a Participant's interest in the event of the Participant's death.

     2.3  "Board of Directors" means the Board of Directors of the Company.

     2.4 "Bonus" mean any amount(s) payable during a calendar year to a Participant under the Company's bonus programs.

     2.5 "Code" means the Internal Revenue Code for 1986, as amended and any lawful regulations or other pronouncements promulgated thereunder.

     2.6  "Committee" means Marc Evanger, Charles Griffin and Dan Kourkoumelis.

     2.7 "Company" means Quality Food Centers, Inc., a corporation, and its subsidiaries and any successor in interest. For purposes of the Plan, a subsidiary is a corporation, 50% or more of the voting shares of which are owned directly or indirectly by the Company, which is incorporated under the laws of one of the states of the United States.

     2.8 "Compensation Committee" means the Compensation Committee of the Board of Directors.

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     2.9  "Deferral Year" means the calendar year.

     2.10 "Deferred Benefit Account" means the cumulative total dollar amount that a Participant elects to defer in the Agreement, including gains and losses pursuant to Section 3 as maintained on the books of the Company for a Participant under this Plan. A Participant's Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind.

     2.11 "Determination Date" means the date on which the amount of a Participant's Deferred Benefit Account is determined as provided in
          Article III hereof. The last day of each calendar quarter shall be a Determination Date.

     2.12 "Disability" shall have the same meaning as the phrase "Totally and Permanently Disabled" under the Quality Food Centers, Inc. Deferred Contribution Profit Sharing Plan. The determination of a Participant's having become Disabled shall be made by the Retirement Committee of the Quality Food Centers, Inc. Deferred Contribution Profit Sharing Plan.

     2.13 "Effective Date" means December 1, 1994.

     2.14 "Participant" means an employee of the Company, or its subsidiaries or affiliated companies, who is eligible to participate in the Plan pursuant to Article III, who has executed an Agreement with the Company, and who has commenced Salary or Bonus, or both Salary and Bonus, reductions pursuant to such Agreement.

     2.15 "Plan" means this Quality Food Centers, Inc. Deferred Compensation Plan, as amended from time to time.

     2.16 "Salary" means a Participant's base salary which would be received during a calendar year if no election to defer were made, including any 401(k) contributions or any pre-tax contributions under the Company's flexible benefit plan.

     2.17 "Termination of Service" means a Participant's cessation of his service with the Company for any reason whatsoever, whether voluntarily or involuntarily, including by reason of retirement, death or Disability.

     2.18 "Years of Service" shall have the same meaning as defined under the Quality Food Centers, Inc. Deferred Contribution Profit Sharing Plan.

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III. PARTICIPATION AND COMPENSATION REDUCTION

     3.1 Participation. Participation in the Plan shall be limited to employees of the Company who elect to participate in the Plan by filing an Agreement with the Committee prior to the first day of the deferral period in which a Participant's participation commences in the Plan. The election to participate shall be effective upon receipt by the Committee of the Agreement that is properly completed and executed in conformity with the Plan.

     3.2 Minimum and Maximum Deferral and Length of Participation. A Participant may elect to defer up to 50% of his Salary and up to 100% of his Bonus.

          In no event may the amount of a Participant's deferral be less than $1,000 in any Deferral Year during which a Participant has elected to defer a portion of his Salary or Bonus, or both. A Participant shall make an annual election for the upcoming Deferral Year in the year preceding the Deferral Year for which the election is being made. Except as provided in Section 3.5, "Emergency Benefit: Waiver of Deferral," any election so made shall be irrevocable with respect to Salary and Bonus applicable to that Deferral Year.

     3.3 Timing of Deferral Credits. The amount of Salary or Bonus, or both that a Participant elects to defer in the Agreement shall cause an equivalent reduction in the Participant's Salary and Bonus, respectively. Deferrals shall be credited throughout each Deferral Year as the Participant is paid the non-deferred portion of Salary and Bonus for such Deferral Year.

     3.4 New Participants. Subsequent to December 1, 1994, an employee designated a Participant shall be eligible to participate in the Plan thirty (30) days after satisfying the criteria for participation. The eligible employee shall be bound by all terms and conditions of the Plan, provided, however, that his Agreement must be filed no later than thirty (30) days following his eligibility to participate.

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     3.5  Emergency Benefit: Waiver of Deferral. In the event that the
          Committee, upon written petition of a Participant or his Beneficiary, determines in its sole discretion, that such Participant or his Beneficiary has suffered an unforeseeable financial emergency, the Company shall pay to the Participant or his Beneficiary as soon as possible following such determination, an amount from the Participant's Deferred Benefit Account not in excess of the amount necessary to satisfy the emergency. For purposes of this Plan, an "unforeseeable financial emergency" is an unanticipated emergency that is caused by an event beyond the control of the Participant or Beneficiary and that would result in severe financial hardship to the individual if the emergency distribution were not permitted. Cash needs arising from foreseeable events, such as the purchase of a residence or education expenses for children shall not be considered the result of an unforeseeable financial emergency. For purposed of this Plan, an "unforeseeable financial emergency" is limited to an event described in Treasury Regulation section 1.401(k)-1(d)(2)(iv)(A)(1) or (4). For purposes of this Plan, a distribution is in "the amount necessary to satisfy the emergency" only if the requirements of Treasury Regulation section 1.401(k)-1(d)(2)(iv)(B) are satisfied. The Committee shall also grant a waiver of the Participant's agreement to defer a stated amount of Salary and Bonus upon finding that the Participant has suffered an unforeseeable financial emergency. The waiver shall be for such period of time as the Committee deems necessary under the circumstances to relieve the hardship.

     3.6 Crediting of Earnings. As of the close of business on each Determination Date the designated Deferred Benefit Account of each Participant shall be valued and adjusted as if such accounts held actual assets and such assets were among such investment funds as the Participant, retired Participant or Beneficiary elected pursuant to
          Section 3.8. As of each Determination Date the Deferred Benefit Accounts of each Participant shall be adjusted to reflect the effect of income, collected and accrued, realized and unrealized profits and losses, expenses which would have been incurred in connection with the sale, investment and reinvestment of the investment funds (such as brokerage, postage, express and insurance charges and transfer taxes) and all other transactions with respect to the funds, and the Participant's allocable share of an amount equal to the costs of administration of the Plan and any Trust established under Section 6.1 (including accounting and legal fees, trustee fees, valuation fees and other similar expenses) to the extent the Company does not elect in its sole discretion to assume liability for such costs, as follows:

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          (a)  The current market value of the assets which would have been held in each of the funds shall be determined by the Committee, and

          (b) The separate balances of each Participant's Deferred Benefit Account under each of the related funds shall be adjusted by multiplying by the ratio that the current market value of such funds as determined above bears to the aggregate of the Deferred Benefit Account balances which would have been held under such fund if such fund held actual assets.

          The current market value shall be fair market value on the Determination Date as determined by the Committee in accordance with generally accepted valuation principles applied on a consistent basis. Each Participant's Deferred Benefit Account shall then be appropriately credited with his deferred amounts as set forth in
          Section 3.7.

     3.7 Determination of Account. The balance of each Participant's Deferred Benefit Account as of each Determination Date shall be the Ending Balance calculated as follows, using the terms and methods in the order defined below:

          (a)  Beginning Balance:

               The balance on the beginning of the first day of the quarter. This equals the Ending Balance as of the end of the day on the prior Determination Date.

          (b)  Sub-Ending Balance:

               The Beginning Balance, less any distributions made after the prior Determination Date and up through and including the current Determination Date.

          (c)  Investment Earnings:

               Investment earnings, gains and losses determined pursuant to
               Section 3.6 will be credited to each Participant's Deferred Benefit Account as of each Determination Date.

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          (d)  Participant Deferrals and Interest:

               Participant deferrals made after the prior Determination Date and up through and including the current Determination Date, plus amounts credited pursuant to an investment election under Section 3.8, or if no such election is made or permitted, interest at a rate equivalent to the per annum secondary market discount rate for six-month U.S. Treasury Bills as published by the Federal Reserve Board for the calendar week ending prior to January 1 (for interest to be credited for either of the two subsequent fiscal quarters ending March 31 or June 30) or prior to July 1 (for interest to be credited for either of the subsequent fiscal quarters ending on September 30 or October 31), from the date credited pursuant to Section 3.3 through such Determination Date.

          (e)  Ending Balance:

               The Sub-Ending Balance plus investment earnings, gains and losses and Participant Deferrals and Interest.

     3.8 Investment Funds and Elections. Participants, retired Participants, and Beneficiaries may elect that their Deferred Benefit Account be credited with earnings, gains and losses as if such accounts held actual assets and such assets were among such investment funds as the Company may designate. Any such direction of investment shall be subject to such rules as the Company and the Committee may prescribe, including, without limitation, rules concerning the manner of providing investment directions, the frequency of changing such investment directions, and method of crediting earnings, gains and losses for any portion of a Deferred Benefit Account which is not covered by any valid investment directions. The investment funds which the Company may designate shall include but not be limited to the following types of funds, which can be managed on an individual basis or as part of a mutual fund, as the Company shall determine:

          (a)  money market funds;
          (b)  common stock funds;
          (c)  bond funds;
          (d)  balanced funds;
          (e) investment funds which are primarily invested in insurance contracts; and
          (f) investment funds which are provided for under insurance contracts;
          (g)  funds invested in U.S. Treasury Bills.

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          The Company shall have the sole discretion to determine the number of investment funds to be designated hereunder and the nature of the funds and may change or eliminate the investment funds provided hereunder from time to time. The Committee shall determine the rate of earnings, gains and losses to be credited to Participant's Deferred Benefit Accounts under this Plan with respect to any such investment fund for any period, taking into account the return, net of any expenses which would have been incurred in connection with the sale, investment and reinvestment of the investment funds (such as brokerage, postage, express and insurance charges and transfer taxes), of such investment funds for such period.

     3.9 Reallocations. A Participant may elect to reallocate, effective as of the first Determination Date following his election, all or any whole percentage portion of his Deferred Benefit Account.

     3.10 Vesting of Deferred Benefit Account. A Participant shall be 100 percent vested in his Deferred Benefit Account equal to the amount of Salary and Bonus he deferred into the Deferred Benefit Account and the earnings, gains or losses credited thereon.

IV.  BENEFITS

     4.1 Inservice Distribution. At the time a Participant executes an Agreement, he may elect to receive a return of his deferrals. The amount of the return of deferral shall be equal to the lesser of the amount deferred in a specific year or the Participant's Deferred Benefit Account. Each such return of deferral shall be made in a lump sum as soon as administratively feasible on or after the last business day of December, commencing no sooner than the fifth year following the year in which the deferral is earned, provided that the Participant continues in the employ of the Company, its subsidiary or affiliated company until such date. Once the Participant elects to receive his return of deferral, the election shall be irrevocable. A return of deferral pursuant to this Section 4.1 shall only be paid prior to a Participant's Termination of Service. Any return of deferral paid shall be deemed a distribution, and shall be deducted from the Participant's Deferred Benefit Account. A separate return of deferrals election shall be made for each Deferral Year.

     4.2 Termination Benefit. Subject to Section 4.5 below, upon a Participant's termination of employment, he shall be entitled to receive the amount of his Deferred Benefit Account. The form of benefit payment, and the commencement of such benefit, shall be as provided in Sections 4.5 and 4.8.

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     4.3  Death Benefits. Upon the death of a Participant or a retired
          Participant, the Beneficiary of such Participant shall receive the Participant's remaining Deferred Benefit Account. Payment of a Participant's remaining Deferred Benefit Account shall be in accordance with Sections 4.5 and 4.8.

     4.4 Disability. In the event of a Termination of Service due to Disability prior to his Retirement Date, a disabled Participant may receive his remaining Deferred Benefit Account. Payment of a Participant's remaining Deferred Benefit Account shall be in accordance with Sections 4.5 and 4.8.

     4.5  Form of Benefit Payment.

          (a) Subject to Sections 9.1 and 9.2 and subject to such rules, procedures, limits and restrictions as the committee may establish from time to time, a Participant, as a part of his Agreement for any Deferral Year, may elect that distributions payable under Sections 4.2, 4.3, and 4.4 attributable to such Deferral Year shall be made in a lump sum or in the form of monthly installments over a period of 60, 120 or 180 months.

          (b) Initially, the amount of any installments under any installment form of payment shall be equal to the balance of the Accounts to be distributed divided by the number of installments to be paid. The amount of the installment payments shall be recomputed annually and the installment payments shall be increased or decreased to reflect any changes in the Accounts due to fluctuations in earnings, gains and losses on the remaining balance and the number of remaining installments.

     4.6  Lump Sum Payments.

          (a) Notwithstanding any other provision of this Plan, any Participant who has a Deferred Benefit Account hereunder may, at any time, elect to receive and immediate lump sum payment of the balance of his Deferred Benefit Account, reduced by a penalty equal to ten percent (10%) of the Participant's Deferred Benefit Account as of the Determination Date. The ten percent (10%) penalty shall be permanently forfeited and shall not be paid to, or in respect of, the Participant.

          (b) Whenever a Participant receives a lump sum payment under section 4.6(a), the Participant must cease all deferrals under his Plan effective as of the date of the lump sum payment and may not

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               resume or elect to make any new deferrals under this Plan until the next Plan Year beginning after 12 months following receipt of the lump sum payment.

          (c) In the event no such request is made by a Participant, a retired or disabled Participant or Beneficiary, the Plan and Agreement shall remain in full force and effect.

     4.7 Tax Withholding. The Company shall withhold from each Participant's non-deferred compensation any taxes required to be withheld under state, local or federal law with respect to compensation deferred hereunder. The amounts deferred hereunder and required to be taken into account for FICA purposes for a calendar year shall be treated as paid for withholding purposes on the last day of such calendar year notwithstanding the fact that amounts may be credited earlier.

     4.8 Commencement of Payments. Unless otherwise provided, commencement of payments under this Plan shall be as soon as administratively feasible on or after the last business day of the month following the Determination Date after receipt of notice and approval by the Committee of an event which entitles a Participant or a Beneficiary to payments under this Plan. Amounts payable hereunder shall be credited with interest from the Determination Date to the day prior to payment at a rate yielding interest equivalent to the per annum secondary market discount rate for six-month U.S. Treasury Bills as published by the Federal Reserve Board for the calendar week ending prior to January 1 (for interest to be credited for either of the subsequent fiscal quarters ending March 31 or June 30) or prior to July 1 (for interest to be credited for either of the subsequent fiscal quarters ending on September 30 or December 31) or the amount credited under
          Section 3.8 as applicable.

     4.9 Recipients of Payments: Designation of Beneficiary. All payments to be made by the Company under the Plan shall be made to the Participant during his lifetime, provided that if the Participant dies prior to the completion of such payments, then all subsequent payments under the Plan shall be made by the Company to the Beneficiary determined in accordance with this Section. The Participant may designate a Beneficiary by filing a written notice of such designation with the Committee in such form as the Committee requires and may include contingent Beneficiaries. The Participant may from time-to-time change the designated Beneficiary by filing a new designation in writing with the Committee. If no designation is in effect at the time when any benefits payable under this Plan shall become due, the Beneficiary shall be the spouse of the Participant, or if no spouse is then living, the representatives of the Participant's estate.

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V.   RIGHTS OF PARTICIPANTS

     5.1 Creditor Status of Participants. The deferral amounts of a Participant shall be an unfunded, unsecured promise of the Company to make benefit payments in the future and shall be liabilities solely against the general assets of the Company. The Company shall not be required to segregate or set aside or escrow the deferral amounts or any earnings, gains and losses credited thereon. With respect to amounts credited to any Accounts hereunder and any benefits payable hereunder, a Participant and his Beneficiary shall have the status of general unsecured creditors of the Company by which such Participant is employed and may look only to the Company and its general assets for payment of such Accounts and benefits.

     5.2 Rights with Respect to the Trust. Any trust, and any assets held thereby to assist the Company in meeting its obligation under the Plan, shall in no way be deemed to controvert the provisions of the preceding Section.

     5.3 Investments. In the Company's sole discretion, it may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets to meet its anticipated liabilities under this Plan. Such policies, annuities or other investments, shall at all times be and remain unrestricted general property and assets of the Company or property of a trust established pursuant to Article VI hereof. Participants and beneficiaries shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets.

VI.  TRUST

     6.1 Establishment of Trust. Notwithstanding any other provision or interpretation of this Plan the Company may establish a Trust in which to hold cash, insurance polices or other assets to be used to make, or reimburse the Company for, payments to the Participants or beneficiaries of all or part of the benefits under this Plan. Any Trust assets shall at all times remain subject to the claims of general creditors of the Company in the event of its insolvency as more fully described in the Trust.

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     6.2  Obligation of the Participating Employers. Notwithstanding the fact that a Trust may be established under Section 6.1, the Company shall remain liable for paying the benefits under this Plan. However, any payment of benefits to a Participant or Beneficiary made by such a Trust shall satisfy the Company's obligation to make such payment to such person.

     6.3 Trust Terms. A Trust established under Section 6.1 may contain such terms as the Company may determine to be necessary or desirable. The Company may terminate or amend a Trust established under Section 6.1 at any time, and in any manner it deems necessary or desirable, subject to the terms of any agreement under which any such Trust is established or maintained.

VII. CLAIMS FOR BENEFITS PROCEDURE

     7.1 Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to any member of the Committee. If such claim is wholly or partially denied by the Committee, the Committee shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

          (a)  The specific reason or reasons for denial of the claim;

          (b) A reference to the relevant Plan provisions upon which the denial is based;

          (c) A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

          (d)  An explanation of the Plan's claim review procedure.

          If no such notice is provided, the claim shall be deemed to have been denied.

     7.2 Request for Review of a Denial of a Claim for Benefits. Upon the receipt by the claimant of written notice of denial of the claim, the claimant may file a written request to the Committee, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee. In connection with the claimant's appeal of the denial of his claim, he may review relevant documents and may submit issues and comments in writing.

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     7.3  Decision Upon Review of Denial of Claim for Benefits. The Committee
          shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant's request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to 120 days. Such decision shall:

          (a)  Include specific reasons for the decision;

          (b) Be written in a manner calculated to be understood by the claimant; and

          (c) Contain specific references to the relevant Plan provisions upon which the decision is based.

          The decision of the Committee shall be final and binding in all respects on both the Company and the claimant.

VIII. ADMINISTRATION

     8.1 Committee. The Plan shall be administered by the Committee. The Committee shall elect one of its members as chairman. Members of the Committee shall not receive compensation for their services. Committee expenses shall be paid by the Company. Members of the Committee or agents of the Committee may be Participants under the Plan. No member of the Committee who is also a Participant shall be involved in the decisions of the Committee regarding any determination of any claim for benefit with respect to himself.

     8.2 General Right, Powers, and Duties of Committee. The Committee shall be responsible for the management, operation, and administration of the Plan. The Committee may designate a Committee member or an officer of the Company as Plan Administrator. Absent such delegation, the Committee shall be the Plan Administrator. The Plan Administrator shall perform duties as designated by the Committee. In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have the following powers and duties:

          (a) To adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

          (b) To administer the Plan in accordance with its terms and any rules and regulations it establishes;

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          (c)  To maintain record concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;

          (d) To construe and interpret the Plan including any doubtful or contested terms and resolve all questions arising under the Plan;

          (e) To direct the Company to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

          (f) To employ or retain agents, attorneys, actuaries, accountants or other persons, who may also be Participants in the Plan or be employed by or represent the Company, as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties, both ministerial and discretionary, as it may deem necessary and appropriate; and

          (g) To be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable Federal or State law.

     8.3 Information to be Furnished to Committee. The Company shall furnish the Committee such data and information as it may require. The records of the Company shall be determinative of each Participant's period of employment, termination of employment and the reason therefor, leave of absence, reemployment, Years of Service, personal data, and Salary and Bonus reductions. Participants and their Beneficiaries shall furnish to the Committee such evidence, data, or information, and execute such documents as the Committee requests.

     8.4 Responsibility. No member of the Committee, the Compensation Committee or the Board of Directors of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan.

     8.5 Committee Review. Any action on matters within the discretion of the Committee shall be final and conclusive as to all Participants, retired Participants, Beneficiaries and other persons claiming rights under the Plan. The Committee shall exercise all of the powers, duties and responsibilities set forth hereunder in its sole discretion.

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IX.  AMENDMENT AND TERMINATION

     9.1 Amendment. The Plan may be amended in whole or in part by either the Board of Directors or the Compensation Committee at any time. Notice of any such amendment shall be given in writing to the Committee and to each Participant and each Beneficiary. No amendment shall decrease the value of a Participant's Deferred Benefit Account or deprive the Participant or Beneficiary of any rights to which he would have been entitled if the Plan had been terminated immediately prior to the effective date of said amendment; provided, however, that a change in the rate of earnings or interest on a Participant's Deferred Benefit Account pursuant to the Company's selection or change of investment funds under Section 3.8 shall not be deemed to decrease the value of a Participant's Deferred Benefit Account or deprive the Participant or Beneficiary of any rights to which he would have been entitled if the Plan had been terminated.

     9.2 Company's Right to Terminate. The Board of Directors may terminate the Plan and may terminate any Agreements pertaining to the Participant at any time after the Effective Date of the Plan. In the event of any such termination, the Participant shall be entitled to the amount of his Deferred Benefit Account determined under Section 3.7 as of the date of any such termination. Such benefit shall be paid to the Participant in quarterly installments over a period of no more than ten (10) years, except that the Company, in its sole discretion, may pay out such benefit in a lump sum or in installments over a period shorter than ten (10) years. Section 4.5 is expressly made subject to the provisions of this Section 9.2.

X.   MISCELLANEOUS

     10.1 No Implied Rights: Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, retired Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Company in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under the Plan.

     10.2 No Right to Company Assets. Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside. Any benefits which become payable hereunder shall be paid from the general assets of the Company. The Participant shall have only a contractual

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
          right to the amounts, if any, payable hereunder unsecured by any asset of the Company. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefit to any person.

     10.3 No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of the Participant, or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause. Nothing herein shall be construed as fixing or regulating the Salary and Bonus payable to a Participant.

     10.4 Offset. If, at the time payments or installments of payments are to be made hereunder, a Participant, retired Participant or Beneficiary are indebted or obligated to the Company, then the payments remaining to be made to such Participant, retired Participant, or Beneficiary may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.

     10.5 Non-assignability. Neither a Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

     10.6 Successors, Mergers, and Consolidations. The Plan and any Agreement thereunder shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns, including without limitation, any corporation into which the Company may be merged or consolidated, or which acquires all or substantially all of the assets and business of the Company and (ii) Participants and their heirs, executors, administrators and legal representatives.

     10.7 Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office

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
          of the Company, directed to the attention of the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

     10.8 Governing Laws. The Plan shall be construed and administered according to the laws of the State of Washington.

IN WITNESS WHEREOF, the Company has adopted this DEFERRED COMPENSATION PLAN as of December 1, 1994.

Quality Food Centers, Inc.


By: ______________________________

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